FORM 4

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


1. Name and Address of Reporting Person

                                            Allen H. Blake
                                            11901 Olive Boulevard
                                            Creve Coeur, Missouri 63141

2. Issuer Name and Ticker or Trading Symbol

                                            First Preferred Capital Trust II
                                            FBNKN

3. IRS or Social Security Number of Reporting Person (Voluntary)


4. Statement for Month/Year         December/2000


5. If Amendment, Date of Original   (Month/Year)     N/A


6. Relationship of Reporting Person to Issuer
              (Check all applicable)

       X   Director                                     _______ 10% Owner

       X   Officer (give title below)                   Other (Specify below)

         President and COO

7. Individual or Joint/Group Filing (Check applicable line):

       X   Form filed by One Reporting Person

     _____ Form filed by more than One Reporting Person


Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
--------------------------------------------------------------------------------
1. Title of Security: Cumulative Trust Preferred Securities

2. Transaction Date (Month/Day/Year): December 5, 2000


3. Transaction Code:    Code   P     V  N/A
                            ------     ------

4. Securities Acquired (A) or disposed of (D):                A

5. Amount of Securities Beneficially Owned at End of Month:   1,500

6. Ownership Form Direct (D) or Indirect (I):        D

7. Nature of Indirect Beneficial Ownership: N/A

Table II - Derivative  Securities  Acquired,  Disposed of, or Beneficially Owned
--------------------------------------------------------------------------------
         (e.g., puts calls, warrants, options, convertible securities)

1.    Title of Derivative Security       N/A

2.    Conversion or Exercise Price of Derivative Security  N/A

3.    Transaction Date (Month/Day/Year): N/A

4.    Transaction Code  Code____ V_____  N/A

5.    Number of Derivative Securities Acquired (A)____ or Disposed of (D)____
               N/A

6.    Date Exercisable and Expiration Date (Month/Day/Year)         N/A
      Date Exercisable ____________      Expiration Date ____________
               N/A
7.    Title and Amount of Underlying Securities:  N/A
      Title _____________________   Amount or Number of Shares __________:  N/A

8.    Price of Derivative Security:               N/A

9.    Number of Derivative Securities Beneficially Owned at End of Month:   N/A

10.   Ownership Form of Derivative Security Direct (D) or Indirect (i)      N/A

11.   Nature of Indirect Beneficial Ownership:    N/A

Explanation of Responses:



/s/ Allen H. Blake
-------------------------------
Signature of Reporting Person

Date     January 8th, 2001